SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------

                                    FORM 8-K

                             -----------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 19, 1997

                               FINISHMASTER, INC.

             (Exact name of registrant as specified in its charter)

                                     INDIANA

                 (State or other jurisdiction of incorporation)

         0-23222                                     35-2252096
(Commission File Number)                   (IRS Employer Identification No.)

                 4259 40th Street, SE, Kentwood, Michigan 49512
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (616) 949-7604


Item 2.       Acquisition or Disposition of Assets.

         Pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated October 14, 1997 (the "Merger Agreement"), by and among FinishMaster, Inc., an Indiana corporation ("FinishMaster"), FMST Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of FinishMaster ("FMST"), and Thompson PBE, Inc., a Delaware corporation (AThompson@), (i) FMST acquired 8,460,161 shares, or approximately 97.9%, of the outstanding shares of Common Stock, par value $.001 per share, of Thompson, including the stock purchase rights associated therewith issued pursuant to the Rights Agreement, dated as of May 6, 1997, pursuant to a cash tender offer of $8.00 per share for all the outstanding stock of Thompson (the "Offer"); and
(ii) subsequent to the acceptance of the Shares tendered in the Offer, FMST was merged with and into Thompson (the "Merger"), with Thompson surviving the Merger. As a result of the Merger, the separate corporate existence of FMST has terminated, Thompson is now a wholly owned subsidiary of FinishMaster and all of the remaining outstanding Shares (other than any Shares held by FinishMaster or any wholly owned subsidiary of FinishMaster or in the treasury of Thompson or by any wholly owned subsidiary of Thompson) have been converted into the right to receive $8.00 net per share in cash. The per Share purchase price of $8.00 paid in the Offer and Merger was determined as a result of arms' length negotiations between FinishMaster and Thompson.

         The Offer expired on November 18, 1997; the Shares tendered in the Offer were accepted for purchase on November 19, 1997; and the Merger was effectuated on November 21, 1997.

         To finance the Offer and Merger, FinishMaster obtained commitments for $100 million of senior secured credit facilities (the "Credit Facilities") from NBD Bank, N.A. ("NBD"). The Credit Facilities, which were arranged through First Chicago Capital Markets Inc., an affiliate of NBD, and syndicated to several financial institutions, consist of (i) a $40 million, six-year term loan and
(ii) a $60 million revolving credit facility. FinishMaster also acquired $30 million from LDI, Ltd., the indirect owner of 67.4% of the outstanding shares of FinishMaster, in exchange for a subordinated note (the "Subordinated Note"). FinishMaster used a portion of the proceeds from the Credit Facilities and the Subordinated Note (the "Proceeds") to pay off existing debt, to fund the initial purchase of Shares in the Offer and to pay related expenses of the Offer. FinishMaster expects to use additional amounts of the Proceeds during the next 90 days to pay $8 per Share to the holders of the remaining outstanding Shares pursuant to the terms of the Merger and to pay other related expenses.

         Thompson is engaged in the business of aftermarket distribution of automotive paint and related supplies to the automotive collision repair industry. FinishMaster intends to continue the business conducted by Thompson.

Item 7.       Financial Statements and Exhibits.

(a)      Financial Statements of Business Acquired:

         The financial statements of Thompson required by this Item 7(a) of Form 8-K are not available at this time. Therefore, in accordance with Item 7 of Form 8-K, such financial statements will be filed by amendment to this Form 8-K as soon as practicable, but no later than 60 days from the date of filing of this Form 8-K.

(b)      Pro Forma Financial Information:

         The pro forma financial information of Thompson required by this Item 7(b) of Form 8-K is not available at this time. Therefore, in accordance with
Item 7 of Form 8-K, such pro forma financial information will be filed by amendment to this Form 8-K as soon as practicable, but no later than 60 days from the date of filing of this Form 8-K.

(c)      Exhibits:

         The following exhibits are filed as a part of this report:

         2 The Agreement and Plan of Merger, dated as of October 14, 1997, by and among FinishMaster, Inc., FMST Acquisition Corporation and Thompson PBE, Inc. is incorporated by reference to Exhibit (c)(2) of Schedule 14D-1 filed by FMST Acquisition Corporation on October 21, 1997.

         99(a) Credit Agreement, dated as of November 19, 1997, among FinishMaster, Inc., the Institutions from Time to Time Parties Thereto as Lenders and NBD Bank, N.A., as Agent.

         99(b) Subordinated Note Agreement, dated as of November 19, 1997, by and between FinishMaster, Inc. and LDI, Ltd.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            By: /s/ Andre B. Lacy
                                               ---------------------------------
                                               Andre B. Lacy, Chairman of
                                                  the Board and Chief Executive
                                                  Officer



Dated: December ____, 1997